Exhibit 99.1

For Immediate Release	June 19, 2013

Crown Crafts Reports Results for Fiscal 2013 Fourth Quarter and Full Year

●	Full-year net income up 1.4% to $5.1 million
●	Dividend payments during fiscal 2013 of $7.7 million, or $0.78 per share
●	Net income at highest level since fiscal 2002, excluding one-time effects in 2006 and 2007*
●	Decisive actions have maintained profitability in the midst of market challenges
●	Disposed of former Churchill Weavers property for a one-time after-tax loss of $62,000

Gonzales, Louisiana – Crown Crafts, Inc. (NASDAQ-CM: CRWS) today reported operating results for the fourth quarter and fiscal year ended March 31, 2013.

“While market headwinds presented many challenges for our industry in fiscal 2013, we were able to make the necessary adjustments and achieve a historic level of profitability,” said E. Randall Chestnut, Chairman, President and Chief Executive Officer. “We are seeing continued benefits from the realignment of our cost structure, the redesign of products to reduce our dependence on high-cost raw materials, and the discontinuance of an unprofitable private label infant bedding program. In addition, the overall strength of our products has allowed us to adjust pricing to recover from the record-high cotton prices that peaked in fiscal 2012.”

Chestnut added, “We would also like to highlight our special cash dividend of $0.50 per share that we paid in December 2012. Including our regular quarterly dividends, our cash dividends paid during the year totaled $7.7 million, or $0.78 per share. We are pleased that our financial strength permitted us to make these distributions to our stockholders from our operating cash flow and that after these significant dividend payments, we were still able to end the fiscal year debt-free. Thanks to the hard work of the entire Crown Crafts team, we begin the new fiscal year in a strong position to withstand ongoing market challenges, including a declining birth rate and a challenging retail environment. We will continue to act in a swift and decisive manner to protect the cash flow and profitability of the Company, while we pursue additional growth opportunities and long-term value creation.”

(*) Adjusted net income for fiscal years 2007and 2006 are non-GAAP financial measures. Reported net income for fiscal years 2007 and 2006 was $7.6 million and $8.0 million, respectively. Excluding an after-tax gain on debt restructuring of $3.7 million in fiscal 2007 and a $4.2 million income tax benefit in fiscal 2006, adjusted net income for fiscal years 2007 and 2006 was $3.9 million and $3.8 million, respectively.

916 S. Burnside Avenue * PO Box 1028 * Gonzales, LA 70707-1028 * (225) 647-9100 * Fax (225) 647-9104

Financial Results

Net income for the fourth quarter of fiscal 2013 was $1.9 million, or $0.19 per diluted share, on net sales of $23.6 million, compared with net income of $1.9 million, or $0.19 per diluted share, on net sales of $24.8 million in the fourth quarter of fiscal 2012.

Net income for the full year of fiscal 2013 was $5.1 million, or $0.52 per diluted share, on net sales of $78.4 million, compared with net income of $5.0 million, or $0.52 per diluted share, on net sales of $85.3 million a year ago. The fiscal 2013 net income is the highest since fiscal 2002, excluding an after-tax gain on debt restructuring of $3.7 million in fiscal 2007 and a $4.2 million income tax benefit in fiscal 2006. Beginning in fiscal 2002, the Company underwent a strategic transformation to divest itself of legacy businesses, re-emerging with a new focus on infant and juvenile consumer products.

As expected, sales declined in fiscal 2013 as a result of the Company’s discontinuance of an unprofitable private label infant bedding program. Additionally, both the fourth quarter and full year were impacted negatively by the shift of a modular program’s shipment for a major customer from the first quarter of fiscal 2013 into the fourth quarter of fiscal 2012. The decreased birth rate and soft retail environment also contributed to the declines in net sales.

Late in the fourth quarter, Crown Crafts sold its Churchill Weavers property in Berea, Kentucky. The Company had been actively marketing the land and the building at the site since the Churchill Weavers subsidiary ceased operations in 2007. The Company recorded a loss before income taxes of $97,000 ($62,000 after-tax) on the sale of the property in the fourth quarter.

Declaration of Quarterly Cash Dividend

As announced on May 15, 2013, the Company’s Board of Directors declared a quarterly cash dividend on its common stock of $0.08 per share. The dividend will be paid on July 5, 2013 to stockholders of record at the close of business on June 14, 2013. Based on the closing price per share of the Company’s stock of $6.14 on June 18, 2013, the current dividend rate represents an annualized return of approximately 5.2%.

“With our strong operating cash flow, debt-free balance sheet and ongoing pursuit of growth opportunities, we believe we are well positioned to continue offering strong returns to stockholders for both the short term and the long term,” Chestnut said.

Conference Call

The Company will host a teleconference today at 1:00 p.m. Central Daylight Time to discuss the Company’s results, during which interested individuals will be given the opportunity to ask appropriate questions. To join the teleconference, dial (877) 317-6789 and refer to conference number 10029139. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available one hour after the end of the call through 8:00 a.m. Central Daylight Time on June 27, 2013. To access the replay, dial (877) 344-7529 in the U.S. or (412) 317-0088 from international locations and refer to conference number 10029139.

Annual Meeting of Stockholders

The Company also announced that its Annual Meeting of Stockholders will be convened at 10:00 a.m. Central Daylight Time on Tuesday, August 13, 2013 at the Company’s headquarters, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding and blankets; nursery and bath accessories; reusable and disposable bibs and floor mats; burp cloths; room décor; and disposable placemats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Crown Crafts Infant Products, Inc. in California and Hamco, Inc. in Louisiana. Crown Crafts is among America’s largest producers of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. The latest news about Crown Crafts can be found at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Olivia W. Elliott
Vice President and Chief Financial Officer	or	Halliburton Investor Relations
(225) 647-9124		(972) 458-8000
oelliott@crowncrafts.com

CROWN CRAFTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

SELECTED FINANCIAL DATA

In thousands, except percentages and per share data

	Three-Month Period Ended		Fiscal Year Ended
	March 31, 2013	April 1, 2012	March 31, 2013	April 1, 2012
Net sales	$23,611	$24,839	$78,416	$85,306
Gross profit	6,145	5,775	19,767	19,543
Gross profit percentage	26.0%	23.2%	25.2%	22.9%
Income from operations	3,010	2,871	8,093	8,132
Income before income tax expense	2,911	2,836	8,018	7,919
Income tax expense	1,057	942	2,907	2,880
Net income	1,854	1,894	5,111	5,039
Basic earnings per share	$0.19	$0.20	$0.52	$0.52
Diluted earnings per share	$0.19	$0.19	$0.52	$0.52

Weighted Average Shares Outstanding:
Basic	9,828	9,660	9,786	9,645
Diluted	9,828	9,754	9,786	9,747

CONSOLIDATED BALANCE SHEETS

SELECTED FINANCIAL DATA

In thousands

	March 31, 2013	April 1, 2012
Cash and cash equivalents	$340	$214
Accounts receivable, net of allowances	21,724	20,323
Inventories	10,930	11,839
Total current assets	35,227	35,078
Finite-lived intangible assets - net	5,990	5,972
Goodwill	1,126	1,126
Total assets	$44,163	$44,661

Total current liabilities	11,351	9,945

Shareholders’ equity	32,812	34,716
Total liabilities and shareholders’ equity	$44,163	$44,661